UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2022

EARGO, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-39616	27-3879804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1600 Technology Drive, 6th Floor
San Jose, California 95110
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 351-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EAR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2022, the Board of Directors of Eargo, Inc. (“Eargo” or the “Company”) promoted Mark Thorpe to Chief Accounting Officer of the Company, effective January 16, 2022.  Mr. Thorpe assumes the role of principal accounting officer from Adam Laponis, who continues his role as the Company’s Chief Financial Officer and principal financial officer.

Mr. Thorpe, age 54, has served as the Company’s Vice President of Finance and Corporate Controller since September 2019, prior to his promotion to Chief Accounting Officer. Prior to Eargo, from July 2018 to June 2019, Mr. Thorpe served as the Senior Vice President of Finance and Operations at Bitmovin, Inc., a provider of web-based video infrastructure solutions. Prior to that, from October 2014 to June 2018, Mr. Thorpe served as the Vice President, Head of Finance and Administration at VeloCloud Networks, Inc (acquired by VMWare, Inc.) a provider of cloud, software and hardware-based SD-WAN services. Mr. Thorpe has also served in various leadership roles in accounting and finance at ServiceSource, Inc., Citrix Systems, Inc., and United Parcel Services, Inc., and Mr. Thorpe began his professional career with KPMG, LLP. Mr. Thorpe holds dual masters and bachelors degrees in accounting from the University of Florida. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Company has entered into a promotion letter and new employment agreement with Mr. Thorpe in connection with his appointment as Chief Accounting Offer.  Mr. Thorpe will receive an annual base salary of $295,000 and a target annual discretionary cash bonus of 40% of his annual base salary.  In addition, Mr. Thorpe has been awarded one-time retention bonuses in two tranches: $30,000 if he remains with the Company through April 1, 2022 and an additional $30,000 if he remains with the Company through July 1, 2022, in each case, less applicable deductions and withholdings.  Mr. Thorpe is also eligible to receive up to $25,000 in reimbursements for participation in an approved professional training program, which amount would be repayable to the Company should Mr. Thorpe voluntarily leave the Company within 12 months of his completion of such program.  Pursuant to the terms of the employment agreement, in the event Mr. Thorpe is terminated without Cause or resigns for Good Reason (each, as defined in the employment agreement), in each case, other than during the period that is on or 12 months following a change in control, Mr. Thorpe will be eligible to receive: (i) a lump sum cash payment equal to 0.75x his annual base salary and target annual discretionary cash bonus; and (ii) payment or reimbursement of COBRA premiums for nine months.  In addition, in the event Mr. Thorpe is terminated without Cause or resigns for Good Reason, in each case, during the period that is on or 12 months following a change in control, he will be eligible to receive: (i) a lump sum cash payment equal 1x the sum of his annual base salary and target annual discretionary cash bonus; (ii) payment or reimbursement of COBRA premiums for up to 12 months; and (iii) full accelerated vesting of all equity awards. All severance payments and benefits under the employment agreement are subject to Mr. Thorpe’s execution of a release of claims against the Company.

The above description of the material terms of the promotion letter and employment agreement is qualified in its entirety by reference to the full text of these agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Promotion Letter by and between Eargo, Inc. and Mark Thorpe.
10.2	Employment Agreement by and between Eargo, Inc. and Mark Thorpe.
104	Cover Page Interactive File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARGO, INC.

Date: January 18, 2022	By:	/s/ Adam Laponis
Adam Laponis
Chief Financial Officer